Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

+1 858-558-2871

ACADIA PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

SAN DIEGO, CA March 1, 2006 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the fourth quarter and year ended December 31, 2005.

ACADIA reported a net loss of $10.2 million for the fourth quarter of 2005 compared to a net loss of $7.3 million for the fourth quarter of 2004. For the year ended December 31, 2005, ACADIA reported a net loss of $34.1 million compared to a net loss of $25.9 million for 2004. The net loss for the fourth quarter and year ended December 31, 2005 included a provision for loss from litigation of $360,000 and $6.2 million, respectively, related to a previously disclosed civil action.

At December 31, 2005, ACADIA’s cash, cash equivalents, investment securities, and restricted cash totaled $55.5 million compared to $35.9 million at December 31, 2004. The cash balance at December 31, 2005 did not include $10.0 million in proceeds received by ACADIA in January 2006 from Sepracor Inc.’s second purchase of ACADIA common stock pursuant to the companies’ collaboration. The increase in cash during 2005 was primarily due to net proceeds from sales of equity securities, including $34.0 million raised in a private placement in April 2005 and $10.0 million received from Sepracor’s first purchase of ACADIA common stock in January 2005, partially offset by cash used to fund ACADIA’s operations.

“2005 was a highly productive year for ACADIA, highlighted by the advancement of our four Phase II clinical programs, the formation of an important new collaboration with Sepracor, and the strengthening of our financial position,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We believe that the significant progress made during 2005 positions

ACADIA to deliver transforming milestones during 2006 as we continue to execute on our strategy of building a broad pipeline of innovative therapies to treat central nervous system disorders and other areas of unmet medical need.”

Revenues increased to $2.4 million for the fourth quarter of 2005 from $1.1 million for the fourth quarter of 2004. This increase was primarily due to approximately $900,000 in revenues recognized under ACADIA’s collaboration with Sepracor as well as revenues earned pursuant to its agreement with the Stanley Medical Research Institute (SMRI). Revenues from ACADIA’s collaborations with Allergan totaled $1.1 million for each of the fourth quarter of 2005 and the comparable quarter of 2004. Revenues increased to $11.0 million for the year ended December 31, 2005 from $4.6 million for 2004, consisting of revenues from ACADIA’s agreements with Sepracor, Allergan, and SMRI.

Research and development expenses increased to $10.1 million for the fourth quarter of 2005 from $6.4 million for the fourth quarter of 2004, primarily due to increased clinical development costs associated with ACADIA’s proprietary Phase II drug programs and expansion of its research and development organization. Fees paid to external service providers, largely related to clinical development, totaled $4.8 million for the fourth quarter of 2005 compared to $2.4 million for the fourth quarter of 2004. Research and development expenses increased to $30.8 million for the year ended December 31, 2005 from $23.5 million for 2004, primarily due to $3.2 million in increased fees paid to external service providers and increased costs associated with expansion of ACADIA’s research and development organization.

General and administrative expenses increased to $2.6 million for the fourth quarter of 2005 from $1.8 million for the fourth quarter of 2004. This increase was primarily due to approximately $500,000 in increased professional fees associated with ACADIA’s Sarbanes-Oxley Act compliance efforts and increased costs associated with expansion of its administrative organization. General and administrative expenses increased to $8.4 million for the year ended December 31, 2005, from $4.9 million for 2004, primarily due to increased costs associated with operating as a public company, including professional services associated with Sarbanes-Oxley Act compliance efforts, and costs associated with expansion of ACADIA’s administrative organization and costs related to litigation.

Although ACADIA has appealed the previously disclosed civil verdict, ACADIA recorded a provision for loss from litigation of $360,000 and $6.2 million for the fourth quarter and year ended December 31, 2005, respectively. This provision for the year ended December 31, 2005 represents the aggregate amount of damages and related fees and costs awarded pursuant to the jury verdict plus accrued interest, net of $2.4 million in remaining insurance proceeds that ACADIA may receive.

2005 and Recent Highlights

Advancement of Clinical Pipeline

ACP-103 for Treatment-Induced Dysfunctions in Parkinson’s Disease

•	ACADIA announced in November 2005 that it had completed enrollment in a multi-center, double-blind, placebo-controlled Phase II trial designed to evaluate the efficacy and tolerability of ACP-103 in 60 Parkinson’s disease patients who suffer from treatment-induced psychosis. In June 2005, ACADIA reported encouraging results from an interim trend analysis of this trial based on the first 30 patients to complete the study. ACADIA expects to report results from the complete Phase II trial during March 2006.

•	ACADIA has an ongoing open-label study involving the extended use of ACP-103 in Parkinson’s disease patients with psychosis who have completed the aforementioned Phase II trial and may, in the opinion of the treating physician, benefit from continued treatment with ACP-103. ACADIA expects to provide an update on this open-label study in connection with reporting results from the aforementioned Phase II trial.

ACP-103 as an Adjunctive Therapy for Schizophrenia

•	ACADIA continues to enroll patients in a multi-center, double-blind, placebo-controlled Phase II trial designed to evaluate the ability of ACP-103 when used adjunctively with other antipsychotic drugs to provide an improved therapy for patients with schizophrenia. This trial is designed to enroll up to 400 patients with schizophrenia and to include a formal interim analysis after 200 patients have completed the 42-day treatment schedule. ACADIA expects to report results from the interim analysis during the second half of 2006.

•	ACADIA reported in December 2005 results of a double-blind, placebo-controlled Phase II trial showing that ACP-103 reduced haloperidol-induced akathisia, a debilitating side effect often induced by antipsychotic drugs, in patients with schizophrenia.

ACP-103 PET and Polysomnography Clinical Study

•	ACADIA reported today that it has completed enrollment of a double-blind, placebo-controlled, combined positron emission tomography (PET) and polysomnography clinical study with ACP-103 in 45 healthy older volunteers. This study is designed primarily to determine the relationship between brain receptor occupancy and steady-state plasma levels of ACP-103 and to assess the effect of sub-chronic oral administration of ACP-103 on deep, or slow wave sleep. ACADIA expects to report results from this study during the second quarter of 2006.

ACP-104 as a Therapy for Schizophrenia

•	ACADIA is currently conducting three initial studies in its Phase II program for ACP-104 in patients with schizophrenia, including: a double-blind, placebo-controlled, single ascending-dose study; a double-blind, placebo-controlled, multiple ascending-dose study; and a single-dose PET study. ACADIA reported initial results from the single ascending-dose study in November 2005 based on a total of 10 patients, showing that ACP-104 was safe and well tolerated at each of the doses tested and no dose limiting or serious adverse events were observed. ACADIA expects to report results from these three initial clinical trials with ACP-104, encompassing a total of about 50 patients, during the second quarter of 2006.

•	ACADIA published research showing that ACP-104, the major metabolite of clozapine, is a partial agonist at dopamine D2 and D3 receptors, whereas clozapine and most other antipsychotics block these receptors and this may lead to increased motoric side effects. ACP-104 uniquely combines M1 muscarinic agonism, 5-HT2A inverse agonism, and D2 and D3 partial agonism in a single molecule.

Collaborative Neuropathic Pain Program

•	ACADIA announced in October 2005 that it earned a milestone resulting from Allergan’s commencement of an initial Phase II clinical trial in the companies’ collaborative program directed at novel treatments for neuropathic pain. Allergan has completed Phase I clinical trials for two small molecule drug candidates and is currently conducting Phase II clinical trials in this program.

Business and Other Highlights

•	ACADIA formed a collaboration with Sepracor in January 2005 for the development of new drug candidates targeted toward the treatment of central nervous system disorders. In connection with the collaboration, Sepracor made the first of two $10 million purchases of ACADIA common stock in January 2005. Sepracor completed the second $10 million purchase in January 2006.

•	ACADIA reported today that it has extended the research term of its March 2003 discovery collaboration with Allergan for two years through March 2008. The extension will focus joint research efforts in the area of pain and the parties may elect to pursue additional discovery activities in ophthalmic or other indications. The research in the pain area will support the companies’ Phase II clinical program in neuropathic pain.

•	ACADIA raised net proceeds of $34 million from the sale of common stock and warrants to purchase common stock in a private placement completed in April 2005.

•	ACADIA has strengthened its management team. During the first quarter of 2005, Daniel P. van Kammen, M.D., Ph.D. was appointed Vice President, Clinical Development and Douglas W. Bonhaus, Ph.D. was appointed Vice President, Biosciences. In January 2006, David C. Furlano, Ph.D., was appointed Vice President, Regulatory Affairs.

•	ACADIA added additional experience to its board of directors during 2005 through the elections of two new members, Mary Ann Gray, Ph.D., and Michael T. Borer.

•	ACADIA enhanced its discovery platform and related assets, including the development of assay technologies for tyrosine kinase linked receptors and publication of research on ACADIA’s discovery of novel isoform-selective retinoic acid receptor agonists.

•	ACADIA enhanced its discovery and development capabilities through the consolidation of its chemistry operations in a modern research facility located in Malmö, Sweden.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review fourth quarter and year end results and highlights via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-713-8562 for participants in the U.S. or Canada and 617-597-5310 for international callers (reference passcode 17247135). A telephone replay of the conference call may be accessed through March 15, 2006 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 28684341). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until March 15, 2006.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has four drug programs in clinical development as well as a portfolio of preclinical and discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs and related clinical trials, including achieving milestones thereunder, the safety, tolerability, and efficacy of ACADIA’s drug candidates, the potential of ACADIA’s collaborations, our future results or business prospects, and the benefits to be derived from ACADIA’s technology, approach and drug candidates, in each case including ACP-103 and ACP-104. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, and litigation. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2004 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Additionally, certain of the information contained in this press release reflects preliminary financial results, as ACADIA’s 2005 audit has not yet been completed. The 2005 audit and the evaluation of ACADIA’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 will be completed nearer the date that ACADIA files its Annual Report on Form 10-K for the year ended December 31, 2005 with the Securities and Exchange Commission.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
Collaborative revenues	$2,443	$1,083	$10,956	$4,604

Operating expenses
Research and development	10,104	6,375	30,848	23,454
General and administrative	2,599	1,788	8,386	4,889
Provision for loss from litigation	360	—	6,221	—
Stock-based compensation	80	376	1,307	2,356

Total operating expenses	13,143	8,539	46,762	30,669

Loss from operations	(10,700)	(7,456)	(35,806)	(26,095)
Interest income (expense), net	497	121	1,671	178

Net loss	(10,203)	(7,335)	(34,135)	(25,917)
Participation of preferred stock	—	—	—	(8,587)

Net loss available to common stockholders	(10,203)	(7,335)	(34,135)	(17,330)

Net loss per common share, basic and diluted	$(0.44)	$(0.44)	$(1.55)	$(1.67)

Weighted average common shares outstanding, basic and diluted	23,436	16,738	22,007	10,354

Net loss available to participating preferred stockholders	$—	$—	$—	$(8,587)

Net loss per participating preferred share, basic and diluted	$—	$—	$—	$(0.87)

Weighted average participating preferred shares outstanding, basic and diluted	—	—	—	9,901

ACADIA’s preferred stock was reclassified or converted into 9,900,913 shares of common stock upon the closing of its initial public offering on June 2, 2004.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31,
	2005	2004(1)
Consolidated Balance Sheets Data:
Assets
Cash, cash equivalents, investment securities and restricted cash	$55,521	$35,927
Prepaid expenses, receivables and other current assets (2)	4,604	1,891

Total current assets	60,125	37,818
Property and equipment, net	2,283	2,547
Other assets	98	—

Total assets	$62,506	$40,365

Liabilities and Stockholders’ Equity
Current liabilities (3)	21,702	8,641
Long-term liabilities	1,433	1,044
Stockholders’ equity	39,371	30,680

Total liabilities and stockholders’ equity	$62,506	$40,365

(1)	The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

(2)	Prepaid expenses, receivables and other current assets at December 31, 2005 includes a receivable of $2.4 million for insurance proceeds related to litigation.

(3)	Current liabilities at December 31, 2005 includes accrued loss from litigation of $8.7 million.